Exhibit 99.1

NEWS RELEASE
For Release on March 18, 2013 (925) 302-1014	Contact: Frank Romejko Vice President of Finance / Interim Chief Financial Officer

GIGA-TRONICS ANNOUNCES THE SALE OF ITS SCPM PRODUCT LINE TO TERADYNE FOR APPROXIMATELY $1,000,000

SAN RAMON, CA – March 18, 2013 -- Giga-tronics Incorporated (NASDAQ: GIGA), a leading provider of test and measurement equipment, today announced that it has entered into an Asset Purchase Agreement with Teradyne, Inc. (“Teradyne”), of North Reading, Massachusetts, pursuant to which it agreed to sell to Teradyne its product line known as SCPM for approximately $1,000,000. The closing of the sale is expected to occur on or about April 1, 2013.

The assets that are the subject of the transaction consist of certain intellectual property and proprietary information related to the SCPM product line, remaining inventory and test equipment. Certain proprietary information also used by the Company in its non-SCPM business will be licensed to Teradyne for use in the SCPM business. The Company will provide training to Teradyne personnel to enable Teradyne to operate the transferred business independently.

Giga-tronics Chief Executive Officer, John Regazzi, commented, “This transaction will strengthen the relationship between our two Companies while, at the same time, providing Giga-tronics additional working capital for new product development.”

At closing, the parties will enter into a related Transition Services Agreement pursuant to which the Company will provide certain support services, including training, warranty service, text fixture duplication and related support through the end of 2013.

About Giga-tronics Incorporated

Giga-tronics designs, manufactures, and markets various test and measurement equipment used in the development, test, and maintenance of wireless communications products and systems, flight navigational equipment, electronic defense systems, and automatic testing systems worldwide. Its products are primarily used in the design, production, repair, and maintenance of commercial telecommunications, radar, and electronic warfare equipment. Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”. Additional information may be found at http://www.gigatronics.com

This press release contains forward-looking statements, concerning Giga-tronics products, business prospects and profitability. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellation or deferral of orders, disputes over performance, the ability to collect receivables and general market conditions. For further discussion, see the most recent annual report filed by Giga-tronics on Form 10-K for the fiscal year ended March 31, 2012, Part I, under the heading "Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations".